Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT: Investors and Media: Felix Veksler

 Vice President, Investor Relations

 ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2025 FINANCIAL RESULTS

•	Fourth Quarter Comparable Store Sales Increased 2.8%[1]

•	Generated Cash from Operating Activities of $132 Million during Fiscal 2025

•	Approved First Quarter Fiscal 2026 Cash Dividend of $.28 per Share

•	Announces Store Portfolio Review & Identifies 145 Underperforming Locations for Closure during First Quarter of Fiscal 2026

FAIRPORT, N.Y. – May 28, 2025 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 29, 2025.

Fourth Quarter Results

Sales for the fourth quarter of the fiscal year ended March 29, 2025 (“fiscal 2025”) decreased 4.9% to $295.0 million, as compared to $310.1 million for the fourth quarter of the fiscal year ended March 30, 2024 (“fiscal 2024”). The fourth quarter of fiscal 2025 had 91 selling days compared to 97 selling days in the fourth quarter of fiscal 2024 resulting in a sales decrease of $18.9 million in fiscal 2025 compared to fiscal 2024. Comparable store sales increased 2.8%1. Comparable store sales, unadjusted for days, decreased 3.6%. This compares to a decrease in comparable store sales of 7.2% in the prior year period, when adjusted for days and an increase of 0.1%, unadjusted for days in the prior year period.

Comparable store sales1, increased 27% for front end/shocks, 25% for batteries, 2% for brakes, 2% for tires, and 1% for maintenance services compared to the prior year period. Comparable store sales1, decreased 1% for alignments compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

[1]

Adjusted for six fewer selling days in the current year quarter due to an extra week of sales in fiscal 2024 and a shift in the Christmas holiday from the fourth quarter in fiscal 2024 to the third quarter in fiscal 2025.

Gross margin decreased 250 basis points compared to the prior year period, primarily resulting from higher material costs due to mix within tires and an increased level of self-funded promotions to attract value-oriented consumers into the Company’s stores, as well as higher technician labor costs, primarily due to wage inflation.

Total operating expenses for the fourth quarter of fiscal 2025 were $121.1 million, or 41.1% of sales, as compared to $99.7 million, or 32.2% of sales in the prior year period. The increase was principally due to an increase of $20.9 million in store impairment costs related to certain owned and leased assets.

Operating loss for the fourth quarter of fiscal 2025 was $23.8 million, or -8.1% of sales, as compared to operating income of $10.3 million, or 3.3% of sales in the prior year period.

Interest expense was $4.4 million for the fourth quarter of fiscal 2025, as compared to $5.0 million for the fourth quarter of fiscal 2024, principally due to a decrease in weighted average debt.

Income tax benefit in the fourth quarter of fiscal 2025 was $6.8 million, or an effective tax rate of 24.3%, compared to an income tax provision of $2.0 million, or an effective tax rate of 35.0% in the prior year period. The year-over-year difference in effective tax rate is primarily related to an increase in valuation allowances as well as the impact from other adjustments, none of which are significant, on the change in pre-tax (loss) income.

Net loss for the fourth quarter of fiscal 2025 was $21.3 million, as compared to net income of $3.7 million in the same period of the prior year. Diluted loss per share for the fourth quarter of fiscal 2025 was $.72. This compares to diluted earnings per share of $.12 in the fourth quarter of fiscal 2024. Adjusted diluted loss per share, a non-GAAP measure, for the fourth quarter of fiscal 2025 was $.09. This compares to adjusted diluted earnings per share of $.21 in the fourth quarter of fiscal 2024. Please refer to the reconciliation of adjusted diluted (loss) earnings per share in the table below for details regarding excluded items in the fourth quarters of fiscal 2025 and 2024. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the fourth quarter of fiscal 2025, the Company closed three stores. Monro ended the quarter with 1,260 company-operated stores and 48 franchised locations.

“While the results of our fourth quarter were impacted by extreme weather in the first half of the quarter, we drove positive comparable store sales growth in the quarter, adjusted for days, as well as sequential improvement in comparable store sales and gross margin as the months of the quarter progressed. Encouragingly, our sales momentum has continued into our first quarter of fiscal 2026 with preliminary quarter-to-date comparable store sales that are up approximately 7%”, said Peter Fitzsimmons, President and Chief Executive Officer.

Fitzsimmons continued, “As I reflect on my first eight weeks, I’m pleased with our detailed assessment of the business. We have identified four key areas of focus as opportunities for improvement. These include closing 145 underperforming stores, improving our customer experience and selling effectiveness, driving profitable customer acquisition and activation, and increasing merchandising productivity, including mitigating tariff risk. While our improvement plan will take time to implement, I believe that we will drive enhanced profitability and increase operating income and total shareholder returns in fiscal 2026.”

Full Year Results

•

Sales decreased 6.4% to $1.195 billion from $1.277 billion in fiscal 2024, primarily driven by a pressured low-to-middle income consumer that deferred and traded-down purchases in the Company’s high-ticket tire category as well as several of its service categories, which resulted in lower year-over-year comparable store sales. Fiscal 2024 was a 53-week year with 368 selling days as compared to 361 selling days in fiscal 2025. Comparable store sales decreased 3.5%, adjusted for days. Comparable store sales, unadjusted for days, decreased 5.3%. This is compared to comparable store sales decreases of 3.9%, adjusted for days and 2.0%, unadjusted for days, in the prior year period.

•

Gross margin for fiscal 2025 was 34.9%, compared to 35.4% in the prior year period, primarily due to higher material and occupancy costs as a percentage of sales, which were partially offset by lower technician labor costs as a percentage of sales.

•

Total operating expenses for fiscal 2025 were $405.1 million, or 33.9% of sales compared to $380.7 million, or 29.8% sales in the prior year period. The increase was principally due to an increase of $22.4 million in store impairment charges related to certain owned and leased assets.

•	Operating income was 1.1% of sales, compared to 5.6% in the prior year period.

•	Net loss for fiscal 2025 was $5.2 million, or $.22 per diluted share, as compared to net income of $37.6 million, or $1.18 per diluted share, in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in fiscal 2025 was $.48. This compares to adjusted diluted earnings per share of $1.33 in fiscal 2024. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded costs in fiscal 2025 and fiscal 2024. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During fiscal 2025, the Company generated operating cash flow of $132 million. As of March 29, 2025, the Company had availability under its credit facility of $508.7 million and cash and equivalents of $20.8 million.

Fourth Quarter Fiscal 2025 and First Quarter Fiscal 2026 Cash Dividend

On March 11, 2025, the Company paid a cash dividend for the fourth quarter of fiscal 2025 of $.28 per share.

The Company also announced today that its Board of Directors has approved a cash dividend for the first quarter of fiscal year 2026 of $.28 per share. The cash dividend is payable on June 17, 2025 on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Stock are entitled. The dividend is payable to shareholders of record on June 3, 2025.

Store Portfolio Review

The Company conducted a comprehensive store portfolio review that identified 145 underperforming stores for closure and has initiated a process to close these locations during the first quarter of fiscal 2026.

Company Expectations

Monro is not providing fiscal 2026 financial guidance at this time but will provide perspective on its expectations for fiscal 2026 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on May 28, 2025 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 558079. A replay will be available approximately two hours after the recording through Wednesday, June 11, 2025 and can be accessed by dialing 1-866-813-9403 and using the required access code of 643525. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2025. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “may,” “anticipate,” “believe,” “focus,” “will,” “plan,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to uncertainty related to the Company’s plan to close underperforming stores, product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to generate sufficient cash flows from operations and service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on products imported from China and other countries, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2024 and the Form 10-K for the fiscal year ended March 29, 2025, which the Company expects to file before the end of May 2025. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted (loss) earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain items that are not part of our core operations such as store impairment charges, transition costs related to back-office optimization, management restructuring/transition costs, store closing costs, litigation reserve costs, costs related to shareholder matters from our equity capital structure recapitalization, net loss on subsequent inventory adjustment related to the prior year sale of wholesale tire and distribution assets, and a gain on sale of corporate headquarters net of closing and relocation costs.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2025	2024	% Change
Sales	$294,992	$310,077	(4.9)%
Cost of sales, including occupancy costs	197,712	200,020	(1.2)%

Gross profit	97,280	110,057	(11.6)%
Operating, selling, general and administrative expenses	121,126	99,719	21.5%

Operating (loss) income	(23,846)	10,338	(330.7)%
Interest expense, net	4,399	4,953	(11.2)%
Other income, net	(144)	(307)	(53.1)%

(Loss) income before income taxes	(28,101)	5,692	(593.7)%
(Benefit from) provision for income taxes	(6,826)	1,992	(442.7)%

Net (loss) income	$(21,275)	$3,700	(675.0)%

Diluted (loss) earnings per share	$(0.72)	$0.12	(701.3)%

Weighted average number of diluted shares outstanding	29,950	31,189
Number of stores open (at end of quarter)	1,260	1,288

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Twelve Months Ended Fiscal March
	2025	2024	% Change
Sales	$1,195,334	$1,276,789	(6.4)%
Cost of sales, including occupancy costs	777,689	824,686	(5.7)%

Gross profit	417,645	452,103	(7.6)%
Operating, selling, general and administrative expenses	405,080	380,678	6.4%

Operating income	12,565	71,425	(82.4)%
Interest expense, net	18,924	20,005	(5.4)%
Other income, net	(446)	(460)	(3.0)%

(Loss) income before income taxes	(5,913)	51,880	(111.4)%
(Benefit from) provision for income taxes	(731)	14,309	(105.1)%
Net (loss) income	$(5,182)	$37,571	(113.8)%

Diluted (loss) earnings per share	$(0.22)	$1.18	(118.5)%

Weighted average number of diluted shares outstanding	29,937	31,894

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 29, 2025	March 30, 2024
Assets
Cash and equivalents	$20,762	$6,561
Inventory	181,467	154,085
Other current assets	75,170	92,643

Total current assets	277,399	253,289
Property and equipment, net	258,949	280,154
Finance lease and financing obligation assets, net	159,794	180,803
Operating lease assets, net	181,587	202,718
Other non-current assets	764,094	775,850

Total assets	$1,641,823	$1,692,814

Liabilities and Shareholders’ Equity
Current liabilities	$524,290	$455,156
Long-term debt	61,250	102,000
Long-term finance leases and financing obligations	220,783	249,484
Long-term operating lease liabilities	167,523	181,852
Other long-term liabilities	47,216	47,547

Total liabilities	1,021,062	1,036,039
Total shareholders’ equity	620,761	656,775

Total liabilities and shareholders’ equity	$1,641,823	$1,692,814

MONRO, INC.

Reconciliation of Adjusted Diluted (Loss) Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal March
	2025	2024
Diluted EPS	$(0.72)	$0.12
Store impairment charges	0.57	0.04
Management restructuring/transition costs (a)	0.04	0.03
Transition costs related to back-office optimization	0.01	0.01
Store closing costs	0.00	0.01
Net gain on sale of corporate headquarters (b)	0.00	0.00

Adjusted Diluted EPS	$(0.09)	$0.21

Note: Amounts may not foot due to rounding.

Supplemental Reconciliation of Adjusted Net (Loss) Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal March
	2025	2024
Net (Loss) Income	$(21,275)	$3,700
Store impairment charges	22,804	1,915
Management restructuring/transition costs (a)	1,778	1,210
Transition costs related to back-office optimization	586	537
Store closing costs	54	234
Net gain on sale of corporate headquarters (b)	58	179
Provision for income taxes on pre-tax adjustments (d)	(6,246)	(1,103)

Adjusted Net (Loss) Income	$(2,241)	$6,672

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Twelve Months Ended Fiscal March
	2025	2024
Diluted EPS	$(0.22)	$1.18
Store impairment charges	0.61	0.04
Transition costs related to back-office optimization	0.06	0.03
Management restructuring/transition costs (a)	0.04	0.03
Store closing costs	0.03	0.00
Litigation reserve	0.02	—
Net loss on sale of wholesale tire and distribution assets (c)	—	0.01
Acquisition due diligence and integration costs	—	0.00
Costs related to shareholder matters	—	0.03
Net gain on sale of corporate headquarters (b)	(0.06)	0.01

Adjusted Diluted EPS	$0.48	$1.33

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Twelve Months Ended Fiscal March
	2025	2024
Net (Loss) Income	$(5,182)	$37,571
Store impairment charges	24,355	1,915
Transition costs related to back-office optimization	2,263	1,236
Management restructuring/transition costs (a)	1,778	1,210
Store closing costs	1,203	208
Litigation reserve	650	—
Net loss on sale of wholesale tire and distribution assets (c)	—	304
Acquisition due diligence and integration costs	—	5
Costs related to shareholder matters	—	1,355
Net gain on sale of corporate headquarters (b)	(2,508)	334
Provision for income taxes on pre-tax adjustments (d)	(6,935)	(1,740)

Adjusted Net Income	$15,624	$42,398

a)	Costs incurred in connection with restructuring and elimination of certain management positions.
b)	Amounts include the gain on sale of the corporate headquarters building net of associated closing and relocation costs.
c)	Amount includes a loss on subsequent inventory adjustments on prior year sale of wholesale tire and distribution assets.
d)

The other adjustments to diluted EPS reflect adjusted effective tax rates of 24.7 percent and 27.1 percent for the quarter ended fiscal March 2025 and the quarter ended fiscal March 2024, respectively and 25.0 percent and 26.5 percent for the twelve months ended fiscal March 2025 and the twelve months ended fiscal March 2024, respectively. This represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate.